Exhibit 2.2

AMENDMENT #1 TO EXCHANGE AGREEMENT

This Amendment, dated August 4, 2010, but effective July 31, 2010, by and among Radiant Oil & Gas, Inc., a Nevada corporation (“Radiant”), Jurasin Oil & Gas, Inc., a Louisiana corporation (the “Company”), and the shareholders of the Company (the “Shareholders”), amends that certain Exchange Agreement, dated July 23, 2010, (the “Exchange Agreement”).

PREAMBLE

WHEREAS, pursuant to the Exchange Agreement, Radiant is acquiring all of the issued and outstanding stock of the Company in exchange for up to 12,000,000 shares of Radiant’s common stock;

WHEREAS, the parties believe it is in the best interest of the Company, Radiant and the Shareholders to amend the Exchange Agreement to extend the closing date;

NOW, THEREFORE, in consideration of the covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Terms of this Amendment.

1.

Article 2, Closing, of the Exchange Agreement, is hereby amended by changing the termination date in line 8 from July 31, 2010 to August 6, 2010.

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment.

Radiant Energy, Inc.		SHAREHOLDERS:

By:	/s/ Brian Rodriguez	/s/ John M. Jurasin
Name:	Brian Rodriguez	John M. Jurasin
Title:	President
/s/ Robert M. Gray
Robert M. Gray

/s/ Tim McCauley
Jurasin Oil & Gas, Inc.		Tim McCauley

By:	/s/ John M. Jurasin	/s/ Arthur Thomas McCarroll
Name:	John M. Jurasin	Arthur Thomas McCarroll
Title:	President, CEO
/s/ Barry J. Rava
Barry J. Rava

/s/ Allen W. Hobbs
Allen W. Hobbs

/s/ Melissa Wright
Melissa Wright